Exhibit 5.1

April 28, 2011

Golfsmith International Holdings, Inc.

11000 N. IH-35

Austin, Texas 78753

Re:	600,000 Shares of Common Stock reserved for issuance pursuant to the Golfsmith International Holdings, Inc. 2006 Incentive Compensation Plan, as amended

Ladies and Gentlemen:

We are familiar with the proceedings taken and proposed to be taken by Golfsmith International Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration pursuant to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of 600,000 shares of its common stock, $.001 par value (the “Common Stock”), reserved for issuance under the Golfsmith International Holdings, Inc. 2006 Incentive Compensation Plan, as amended (the “2006 Plan”).

We have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein. We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

Based on the foregoing, it is our opinion that the above-referenced 600,000 shares of Common Stock reserved for issuance under the 2006 Plan have been duly authorized by the Company and, when issued as provided under the 2006 Plan, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

We do not express or purport to express any opinions with respect to laws other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law.

We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention. We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

White & Case LLP

CJD:IY

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